Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zogenix, Inc. 2021 Employment Inducement Equity Incentive Award Plan and Zogenix, Inc. 2010 Equity Incentive Award Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements and related notes of Zogenix, Inc. and the effectiveness of internal control over financial reporting of Zogenix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 5, 2021